                                 Exhibit 10.19
                                 -------------

                                          October 6, 1995


The Strouse, Adler Company
78 Olive Street
New Haven, CT  06507

Re:  Modification of Credit Facilities

Ladies and Gentlemen:

     We are pleased to advise you that, subject to the terms and conditions set forth herein, Fleet Bank, National Association (the "Bank") has approved the request of The Strouse, Adler Company (the "Borrower") for the modification of its various existing credit facilities extended by the Bank pursuant to that certain First Amended and Restated Master Credit Agreement dated as of November 9, 1994 (the "Credit Agreement"). This letter sets forth the terms and conditions on which the Bank will commit to modify such credit facilities. Except as set forth in this letter, the existing terms and conditions applicable to such credit facilities as set forth in the Credit Agreement shall remain in full force and effect. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

     1.  CREDIT FACILITIES.

     A. Facility A. Revolving Line of Credit.

          a. Amount. Section 1.22. of the Credit Agreement shall be amended to provide that the Commitment Amount shall mean the amount of $8,750,000.00 at all times following the Closing Date (as such term is defined in Section 13 of this commitment).

          b. Maturity. Section 1.108. of the Credit Agreement shall be amended to provide that the Revolving Credit Termination Date shall be October 31, 1996, at which time all outstanding principal, accrued and unpaid interest and any other amounts due to the Bank shall be immediately due and payable.

          c. Inventory Cap. Section 1.62. of the Credit Agreement shall be amended to provide for an Inventory Cap of $5,000,000.00 at all times.

          d. Overadvances. Section 1.90. of the Credit Agreement shall be amended to provide that the Overadvance Limit shall be $1,000,000.00 during the period commencing as of the Closing Date and continuing through December 31, 1995 and $500,000.00 at all times thereafter (with a thirty (30) day clean-up at any time prior to July 31, 1996).

          e. Interest Rate. Each Revolving Loan which is a Prime Rate Loan shall bear interest at the Prime Rate plus one percentage points (1.0%). Each Revolving Loan which is a Libor Loan shall bear interest at the Libor Rate plus three percentage points (3.0%).

     B.   Facility B. Term Loan

          a. Maturity. Section 1.80. of the Credit Agreement shall be amended to provide that the Maturity Date shall be October 31, 1996, at which time all outstanding principal, accrued and unpaid interest and any other amounts due to the Bank shall be immediately due and payable.

          b. Principal Repayment. The existing amortization shall be maintained but a mandatory prepayment of principal in an amount equal to one-half of all amounts remaining with The Aristotle Corporation (but not to exceed $500,000.00) following the settlement of the litigation by, and claims of, the FDIC against The Aristotle Corporation and its officers and directors and the release of escrowed funds (said amount to be determined net of legal fees paid to The Aristotle Corporation's legal counsel for services rendered in connection with such litigation and/or claims). Any applicable prepayment penalty or premium and breakage costs shall be due and payable upon such prepayment.

          c. Interest Rate. If, for any reason the Matched Rate shall be discontinued with respect to the Term Loan, that portion of the Term Loan which is a Prime Rate Loan shall bear interest at the Prime Rate plus one percentage point (1.0%) and that portion of the Term Loan which is a Libor Loan shall bear interest at the Libor Rate plus three percentage points (3.0%).

     2.   GENERAL PROVISIONS APPLICABLE TO CREDIT FACILITIES.

          a. Late Payment Penalty. Any payment of principal, interest, fees or expenses (other than payments of principal upon scheduled maturity or upon acceleration) which is not paid with ten (10) days of the date specified for payment shall be subject to a late penalty equal to five percent (5%) of the amount due.

          b. Default Rate. The definition of the term "Default Rate" shall be amended to provide that the interest rate may be increased up to three percentage points (3.0%) above the rate otherwise in effect under the Credit Agreement upon the occurrence of an Event of Default.

          c. Restructuring/Waiver Fee. In consideration of the Bank's agreement to amend and modify the terms and conditions of the credit facilities and to waive certain Events of Default in lieu of exercising its rights and remedies under the Credit Agreement, the Notes and the Other Documents, the Borrower shall pay to the Bank the amount of $50,000.00. This fee shall be payable in four
               (4) equal installments on the Closing Date, December 1, 1995, February 1, 1996 and April 1, 1996.

          d. Negative Pledge/Use of Cash. The Aristotle Corporation shall execute and deliver a negative pledge agreement in favor of the Bank with respect to any monies remaining following the settlement of the FDIC litigation and not applied as set forth in
               Section 1.B. of this commitment to the Term Loan. In addition, The Aristotle Corporation shall agree that none of such monies shall be used for any purpose without the prior written consent of the Bank until such time as the Term Loan is paid in full other than (i) restoring the amount of Subordinated Indebtedness due to The Aristotle Corporation by the Borrower to the amount of $620,500.00 as required by section 2. h. of this commitment, (ii) the normal and customary general operating expenses of The Aristotle Corporation, including any payments in respect of obligations to the former shareholders of the Borrower) and (iii) for loans to the Borrower.

          e. Field Examinations. Section 7.6. of the Credit Agreement shall be amended to provide that the Bank shall have the right to conduct an audit on three (3) occasions during each twelve month period and that any such audits shall be conducted at the Borrower's expense up to a maximum of $8,000.00 during any such period. The Bank shall have the right to conduct audits on more than three
               (3) occasions upon the occurrence of an Event of Default.

          f. Indebtedness. Section 1.58. of the Credit Agreement shall be amended to read as follows:

               "Indebtedness" means, as applied to any Person, without duplication: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (f) any other obligations which would be classified as liabilities on a balance sheet in conformity with GAAP but for purposes of calculating "Indebtedness" of the Borrower obligations in respect of the Jamaica manufacturing facility shall be excluded.

          g. Dividends. Section 8.7. of the Credit Agreement shall be amended to provide that the Borrower may only pay dividends with the prior written consent of the Bank. In connection therewith,
               Section 9.2. of the Credit Agreement shall be repealed.

          h. Subordinated Indebtedness. Section 8.10. of the Credit Agreement shall be amended to provide that the Borrower shall not make any principal payments or grant any collateral in respect of any Subordinated Indebtedness (other than, as long as no Event of Default has occurred and is continuing, payments under the Tax Sharing Agreement) without the prior written consent of the Bank. The Guarantors shall make a corresponding amendment to the intercreditor and subordination agreements among the Borrower, the Bank and themselves. In addition, The Aristotle Corporation shall restore the amount of Subordinated Indebtedness due to it from the Borrower to the amount of $620,500.00 from amounts remaining with The Aristotle Corporation after the settlement of the FDIC litigation and after the prepayment in respect of the Term Loan required by Section 1 B. b. of this commitment.

          i. Capital Expenditures. A new Section 8.17. shall be added to the Credit Agreement to provide that the Borrower shall not make Capital Expenditures in excess of $450,000.00 during the fiscal year ending June 30, 1996 without the prior written consent of the Bank.

          j. Events of Default. Section 11.1. of the Credit Agreement shall be amended to provide that the following shall constitute additional Events of Default:

               a. The failure of the Guarantors to restore the amount of Subordinated Indebtedness due from the Borrower to the Guarantors to the amount of $620,500.00 as set forth in section 2. h. of this commitment.

               b. The failure of the Borrower and the Guarantors to make the mandatory prepayment in respect of the Term Loan as set forth in section 1. B. of this commitment.

               c. The failure of the Guarantors to restrict the use of any monies remaining following the settlement of the litigation by and claims of the FDIC in accordance with Section 2. d. of this commitment until such time as the Term Loan is paid in full.

                    In addition, corresponding amendments shall be made to
                    Section 11.1. to reflect that violations of any term, covenant or agreement of the Credit Agreement as amended by this commitment constitutes an Event of Default.

     3.   SECURITY.

          a. In addition to all existing Collateral for the Obligations, the payment and performance of all obligations in respect of the Term Loan shall be unconditionally guaranteed by The Aristotle Corporation and Aristotle Sub, Inc. (the "Guarantors"). The guaranty of Aristotle Sub, Inc. shall be in addition to and not in substitution for its existing limited guaranty of the Obligations.

     4. DOCUMENTATION. The Bank shall require such documentation to evidence the amendment and modification of the credit facilities contemplated by this commitment as is deemed necessary by the Bank and its legal counsel in their sole and absolute discretion, which documentation shall be acceptable in form and substance to the Bank and its legal counsel, in their sole and absolute discretion.

     5.   FINANCIAL COVENANTS.

     a.   Section 9.1.1. of the Credit Agreement shall be amended as follows:

          Net Worth. Borrower's Net Worth shall not be less than the following amounts at all times during the following periods:

          Amount              Period
          $3,100,000.00       Closing Date through
                                December 30, 1995
          $3,250,000.00       December 31, 1995 through
                                March 30, 1996
          $3,400,000.00       March 31, 1996 through
                                June 29, 1996
          $3,700,000.00       June 30, 1996 and thereafter

     b.   Section 9.1.2. of the Credit Agreement shall be amended as follows:

          Debt Service Coverage. Borrower shall not permit the ratio of its EBITDA minus Capital Expenditures to its Total Debt Service to be less than the following ratios at the end of each of the following Fiscal
          Years:

          Ratio               Fiscal Year Ending
          1.40 to 1.0         June 30, 1996

     c.   Section 9.1.3. of the Credit Agreement shall be amended as follows:

          Total Debt to Net Worth Ratio. The ratio of Borrower's Total Debt to its Net Worth shall not be greater than the following ratios at all times during the following periods.

          Ratio               Period
          4.25 to 1.0         Closing Date through
                                December 30, 1995
          4.25 to 1.0         December 31, 1995 through
                                March 30, 1996
          4.0 to 1.0          March 31, 1996 through
                                June 29, 1996
          3.75 to 1.0         June 30, 1996 and thereafter

     d.   A new Section 9.1.5 shall be added to the Credit Agreement as follows:

          Interest Coverage. Borrower shall not permit the ratio of its EBIT to its Total Interest to be less than the following ratios (calculated on a rolling basis) at the end of each of the following periods.

          Ratio               Period
          1.5 to 1.0          July 1, 1995 through
                                December 31, 1995
          1.5 to 1.0          July 1, 1995 through
                                March 31, 1996
          1.75 to 1.0         July 1, 1995 through
                                June 30, 1996

     e.   Section 9.3.4 of the Credit Agreement shall be amended as follows:

          "Total Debt Service" means, for any period, the aggregate amount of Borrower's obligation to make payments of principal, interest and other amounts in respect of all Total Debt and Subordinated Debt for such period; provided, however, that for purposes of the calculation of Total Debt Service, the obligation of Borrower to make payments of principal with respect to the Revolving Loan shall be considered a long term obligation not payable within any such period.

     f. A new Section 9.3.5. shall be added to the Credit Agreement as follows:

          "Total Interest" means, for any period, the Borrower's aggregate obligation to make payments of interest in respect of Total Debt during such period.

     g. A new Section 9.3.6. shall be added to the Credit Agreement as follows:

          "EBIT" means, for any period, the net income (as such term is understood under GAAP) but excluding any extraordinary items of gain of Borrower before any provision (i) taxes paid or payable for such period (other than real estate and sales and use taxes) and (ii) all interest paid or accrued for such period in respect of all Indebtedness.

     6.   CONDITIONS PRECEDENT TO AMENDMENT OF CREDIT FACILITIES.

     The obligation of the Bank to amend and modify the credit facilities as contemplated by this commitment is subject to the satisfaction of the following conditions by Borrower in a manner acceptable to the Bank and/or its legal counsel.

     a. The absence of any Event of Default other than Events of Default which have been waived by the Bank as of the date hereof.

     b. The negotiation, execution and delivery by the Borrower, the Guarantors and David Howell and Alfred Kniberg as agents for the former shareholders of the Borrower of definitive documentation for the credit facilities contemplated by this commitment as required by
          Section 4 hereof in a form acceptable to the Bank and its legal counsel, including, but not be limited to, such documentation as the Bank may require to ratify and confirm (i) any and all liens, security interests and other encumbrances in and to the Collateral and (ii) any and all subordination, intercreditor and similar agreements.

     c. The satisfaction by the Borrower of such other conditions as may be required by the Bank or its legal counsel and which are customary for transactions similar to the transactions contemplated by this commitment including the delivery of evidence of corporate power and authority to enter into the transactions contemplated by this commitment, the delivery of appropriate legal opinions, the delivery of title insurance policies, the valid, binding and legal effect of all documentation required by this commitment, the absence of any violation of Federal, state or local law and the filing and recording of security documents.

     7. INDEMNITY. The Borrower agrees to indemnify and hold the Bank and its respective shareholders, directors, agents, officers, employees, subsidiaries and affiliates harmless from and against any and all damages, losses, obligations, payments, liabilities, claims, actions or causes of action, fees or expenses (including legal fees) and other matters incurred, sustained or paid by the Bank in connection with or as a result of the transactions contemplated by this commitments, except to the extent that any of the foregoing matters result from the gross negligence or wilful misconduct of the Bank or any other indemnified party.

     8. ASSIGNMENT. The Borrower may not assign this commitment, and any attempted assignment by the Borrower shall be null and void and without legal effect.

     9. AMENDMENTS. Amendments to this commitment must be in writing and signed as to acceptance by the Bank, the Borrower and the Guarantors.

     10. NO WAIVER. No delays on the part of the Bank in exercising any of its rights under this commitment shall operate as a waiver thereof.

     11. ENTIRE AGREEMENT. This commitment constitutes the entire obligation of the Bank, and no covenant, promise, agreement, waiver, representation or undertaking of any kind, whether written or oral not specifically set forth herein shall be binding upon the Bank.

     12. ACCEPTANCE. This commitment shall remain open for acceptance by the Borrower until October 6, 1995.

     13. CLOSING. The amendment and modification of the credit facilities as contemplated by this commitment shall be closed in full compliance with the terms and conditions of this commitment on or before October 31, 1995 (the "Closing Date").

     14. TERMINATION. This commitment shall automatically terminate at the Bank's option and the Bank shall not be obligated to close the credit facilities contemplated hereby if:

          a.   The Borrower shall fail to accept this commitment by

          b. The Borrower shall fail to close all of the credit facilities contemplated by this commitment on or before October 31, 1995.

          c. The Bank should discover that any representation or warranty made by the Borrower or the Guarantors in any statement or information submitted to the Bank in connection with preparation of this commitment should be false, incomplete, or incorrect in any respect.

          d. There should be a material adverse change in the business operations or financial condition of the Borrower or the Guarantors.

          e. The Borrower or the Guarantors shall fail to meet any of the conditions set forth in Section 6 of this commitment to the satisfaction of the Bank or its legal counsel, in their sole discretion.

          f. An Event of Default other than an Event of Default which has been waived by the Bank as of the date hereof shall occur.

     15. GOVERNING LAW. This commitment and the loan documents to be delivered pursuant hereto shall be construed under the laws of the State of Connecticut.

     16. FEES AND EXPENSES. The Borrower shall pay all fees and expenses incurred by the Bank in connection with the closing of the credit facilities contemplated by this commitment including the fees and expenses of the Bank's appraisal, environmental consultants, auditors, credit examiners and legal counsel, Updike, Kelly & Spellacy, P.C., without regard to whether a closing occurs.

     17. PREJUDGMENT REMEDY WAIVER. The loan documents to be delivered pursuant hereto will require that the Borrower and the Guarantors shall waive such rights as may exist under state or federal laws to a hearing prior to the Bank exercising its rights to attach the Borrower's or the Guarantors' property after the occurrence of an event of default.

     18. WAIVER OF TRIAL BY JURY. The loan documents to be delivered pursuant hereto will require that the Borrower and the Guarantors shall waive their right to a trial by jury in any suit, action or proceeding in connection with the credit facilities contemplated by this commitment.

     19. COUNTERPARTS. This commitment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto are upon the same instrument.

                                 Very truly yours,

                                 FLEET BANK, NATIONAL ASSOCIATION


                                 By: /s/ Linda M. Smyth
                                    -------------------------------
                                    Name: Linda M. Smyth
                                    Title: Vice President

     The foregoing terms and conditions are accepted and agreed to this 6th day of October, 1995.

                                 BORROWER:
                                 THE STROUSE, ADLER COMPANY


                                 By: /s/ Paul McDonald
                                    -------------------------------
                                    Name: Paul McDonald
                                    Title: Vice President, Finance

                                 GUARANTORS:
                                 THE ARISTOTLE CORPORATION


                                 By: /s/ Paul McDonald
                                    -------------------------------
                                    Name: Paul McDonald
                                    Title: Chief Financial Officer

                                 ARISTOTLE SUB, INC.


                                 By: /s/ Paul McDonald
                                    -------------------------------
                                    Name: Paul McDonald
                                    Title: Chief Financial Officer